UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	March 23, 2005

NORTHLAND CRANBERRIES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16130	39-1583759
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2321 West Grand Avenue, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020
(Address of principal executive offices, including zip code)

(715) 424-4444
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Background

        On September 23, 2004, Northland Cranberries, Inc., a Wisconsin corporation (the “Company”), entered into agreements with Ocean Spray Cranberries, Inc. (“Ocean Spray”) pursuant to which the Company sold its processing plant, storage facility and certain offices located in Wisconsin Rapids, Wisconsin to Ocean Spray. The Company publicly announced its entry into these agreements, as well as the completion of certain transactions contemplated by such agreements, in a Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2004.

        The Company’s agreements with Ocean Spray include an Option Agreement (the “Option Agreement”), under which Ocean Spray paid to the Company a non-refundable (but creditable) $5.0 million cash fee in exchange for an option to purchase up to 14 of the Company’s 17 cranberry marshes (excluding Associates West, Meadow Valley and Three Lakes marshes), with the sale and purchase of any marsh to occur upon the terms and conditions of an agricultural asset purchase agreement. The Option Agreement was filed with the SEC on September 29, 2004 as Exhibit 10.17 to the Company’s Current Report on Form 8-K. Ocean Spray’s option was exercisable, individually or collectively, only during the period beginning on December 1, 2004 and ending on March 22, 2005. The Option Agreement allows Ocean Spray to assign its rights to receive title to the cranberry marshes that are subject to the Option Agreement to its cranberry producing members or any other person selected by Ocean Spray. Ocean Spray or its assignees may exercise the option with respect to any or all of the cranberry marshes subject to the Option Agreement by executing and delivering to the Company an Agricultural Asset Purchase Agreement (each a “Purchase Agreement,” and collectively, the “Purchase Agreements”), for each marsh to be purchased.

Agricultural Asset Purchase Agreements

        On February 28, 2005, the Company received notice from Ocean Spray that it had assigned to four of its cranberry producing members its rights to receive title to 10 of the 14 cranberry marshes subject to the Option Agreement. Between March 18 and March 22, 2005, the Company received executed Agricultural Asset Purchase Agreements from Wayne Gardner d/b/a Dawesville Cranberry Co., JJW Cranberries, LLC, Acorn Acres Cranberry Co., Inc. and James Potter Cranberry Marsh, Inc., respectively, relating to the purchase of an aggregate of nine marshes (each a “Marsh Sale,”and collectively, the “Marsh Sales”). Between March 23 and March 29, 2005, the Company countersigned the agreements and those agreements became effective.

        A summary of the terms and conditions of the Purchase Agreements that the Company believes are material to the Company is set forth below. Each effective Purchase Agreement contains substantially similar material terms and conditions with the exception of the purchase prices for each applicable marsh.

Purchase and Sale of Assets

        Upon the Company’s receipt of a properly completed and executed Purchase Agreement with respect to any cranberry marsh and the satisfaction or waiver of the closing conditions contained therein, the Company will sell and the buyer will purchase (i) the real estate representing the applicable marsh, (ii) the personal property used exclusively in connection with the operation of the applicable marsh, and (iii) the Federal Cranberry Marketing Order related to the applicable marsh.

Purchase Price

        The purchase price for the applicable cranberry marsh under each Purchase Agreement is the base purchase price for such marsh (as indicated in the table below), plus the “deferred crop value” associated with such marsh. The aggregate purchase price for all nine marshes, exclusive of deferred crop costs, is approximately $28.2 million (against which approximately $3.0 million of the $5.0 million option fee previously paid to the Company by Ocean Spray is creditable). The amount of the deferred crop costs will depend on the date of the closing of any particular Marsh Sale. However, the Company estimates that the aggregate proceeds it will receive as deferred crop costs for the sale of the nine marshes will be approximately $2.0 million. The purchase price is payable in cash by the buyer at the closing of the applicable Marsh Sale in accordance with the Option Agreement.

        In addition, the Purchase Agreements provide that all expenses customarily prorated in such a sale (e.g., real estate taxes) will be ratably prorated between the Company and the applicable buyer as of the date of the closing of the applicable Marsh Sale.

        The following table sets forth for each of the cranberry marshes for which the Company received an executed Purchase Agreement (i) the base purchase price, (ii) the creditable portion of the $5 million option fee previously paid to the Company by Ocean Spray, (iii) the allocable percentage of deferred crop costs, and (iv) the name of the cranberry producing member to whom Ocean Spray assigned its right to receive title to the marsh.

Name of Marsh	Base Purchase Price	Option Fee Allocated to Marsh	Deferred Crop Allocation Percentage	Ocean Spray Assignee
Crawford Creek	$2,479,863	$277,765	7.67%	JJW Cranberries, LLC

White Creek	$2,214,820	$244,711	6.36%	JJW Cranberries, LLC

Mather	$3,842,040	$403,276	7.92%	JJW Cranberries, LLC

Yellow River-South	$6,344,985	$665,685	13.03%	JJW Cranberries, LLC

Dandy Creek	$1,775,475	$189,020	4.05%	Wayne Gardner d/b/a Dawesville Cranberry Co.

Warren's	$1,730,920	$185,720	4.16%	James Potter Cranberry Marsh, Inc.

Trego	$2,816,300	$306,482	7.40%	Wayne Gardner d/b/a Dawesville Cranberry Co.

Biron	$5,527,665	$582,083	11.67%	JJW Cranberries, LLC

Nekoosa East	$1,470,775	$157,230	3.45%	Acorn Acres Cranberry Co., Inc.

Representations and Warranties of the Company

        The representations and warranties of the Company contained in the Purchase Agreements include customary representations and warranties regarding the real and personal property to be conveyed, and such representations and warranties shall survive the closing of the transactions contemplated by the applicable Purchase Agreement and continue until 11:59 p.m. on the day prior to the one-year anniversary of the date of such closing.

Closing

        The closing of the applicable Marsh Sale must occur on or before 60 days after the date of the related Purchase Agreement, and such closing is subject to certain conditions described below.

Closing Conditions

        The Company’s obligation to consummate each applicable Marsh Sale is subject to its obtaining approval of its shareholders, if such approval is required by applicable law. Any buyer’s obligation to consummate the applicable cranberry marsh purchase is subject to the following conditions:

•	Such buyer's satisfaction with the form and substance of the disclosure schedules set forth in the applicable Purchase Agreement; and

•	Such buyer’s election to proceed to closing of the sale of the applicable marsh if (i) such buyer has properly objected to the title insurance commitment delivered by the Company pursuant to the terms of the applicable Purchase Agreement and (ii) the Company elects not to cure such objection.

Fees and Expenses

        Each party is responsible for paying its own costs and fees related to the transactions contemplated by the Purchase Agreements, with the exception of title insurance and transfer fees payable in connection with the conveyance of the applicable marsh, which will be split equally by the Company and the applicable buyer.

Indemnification

        The Company agreed to indemnify and hold harmless the applicable buyer against any and all liability, including reasonable attorneys’ fees, resulting from a breach of any of the Company’s representations and warranties set forth in the applicable Purchase Agreement. However, such buyer shall not be entitled to indemnification by the Company unless the aggregate of the Company’s indemnification obligations exceed an amount equal to 1.5% of the purchase price of the applicable cranberry marsh, and then only to the of such excess. In addition, the Company’s indemnification obligations shall in no event be an amount greater than the purchase price of the applicable marsh.

        If the Company’s indemnification obligations exceed 25% of the purchase price of the applicable marsh, then the Company has the right, but not the obligation, to reacquire the applicable cranberry marsh from the applicable buyer for a price equal to the purchase price paid by such buyer, less the amount of any indemnification payments previously made by the Company to such buyer related to the applicable marsh.

Termination

        If the applicable buyer, within the requisite time period, raises any objections to the title insurance commitment delivered to such buyer by the Company and the Company does not elect to cure such objections or affirmatively elects not to cure such objections, then such buyer has the option, exercisable by written notice to Seller within the requisite time period, to terminate the applicable Purchase Agreement, or to proceed to closing, taking title to the applicable property subject to the matters that the Company has elected not to cure.

        Additionally, if the applicable buyer, within the requisite time period, provides the requisite notice to the Company stating that such buyer is not reasonably satisfied with the form and substance of the Company’s disclosure schedules and the Company fails to revise its disclosure schedules within the requisite time period to such buyer’s reasonable satisfaction, then such buyer may elect to terminate the applicable Purchase Agreement by providing written notice to the Company within the requisite time period, or to accept the Company’s disclosure schedules as modified, if at all, by the Company and proceed with the transaction.

        Further, in the event that any of the buildings, improvements, machinery and equipment shall be materially damaged or destroyed by fire or other casualty not caused by negligent or intentional act or omission of the applicable buyer or any of such buyer’s agents, employees, or contractors and such damage or destruction has a material adverse effect upon the normal marsh operations conducted on the marsh property (as defined in the applicable Purchase Agreement), then, unless the Company corrects, repairs or otherwise rectifies such damage or destruction, such buyer may, within the requisite time period, terminate the applicable Purchase Agreement in writing, or require the consummation of the transaction contemplated by such Purchase Agreement and, in such case, all proceeds of insurance carried by the Company and all of its claims of every kind arising as a result of such damage or destruction shall become the property of such buyer at the closing.

        The Company intends to use the net proceeds resulting from the Marsh Sales to pay the expenses related to the Marsh Sales and repay outstanding debt. The Company may also potentially use a portion of the proceeds to distribute a dividend to its shareholders.

        A form of Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and its is incorporated herein by reference. The summary set forth above of the terms and conditions of the Purchase Agreements that the Company believes are material to the Company is qualified in its entirety by reference to the form of Purchase Agreement.

Item 9.01.     Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibits are being filed herewith:

(10.1)	Form of Agricultural Asset Purchase Agreement

*Schedules and exhibits to this exhibit have been omitted, but will be furnished to the SEC upon request.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHLAND CRANBERRIES, INC.
Date: March 29, 2005	By: /s/ Nigel J. Cooper
Nigel J. Cooper
Vice President - Finance

NORTHLAND CRANBERRIES, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(10.1)	Form of Agricultural Asset Purchase Agreement,

*Schedules and exhibits to this exhibit have been omitted, but will be furnished to the SEC upon request.